Exhibit 99.1

Milestone Pharmaceuticals Announces Appointment of David Bharucha, M.D., Ph.D., as Chief Medical Officer

Montreal and Charlotte, N.C., February 16, 2022 -- Milestone Pharmaceuticals Inc. (Nasdaq: MIST), a biopharmaceutical company focused on the development and commercialization of innovative cardiovascular medicines, today announced the appointment of David Bharucha, M.D., Ph.D., as Chief Medical Officer, effective February 15, 2022. Dr. Bharucha is a cardiac electrophysiologist who brings to Milestone over thirty years of global drug development and clinical experience across a range of therapeutic areas, with a focus on cardiovascular medicine. He will replace Francis Plat, M.D., who will transition to Chief Scientific Officer of the Company and, following the completion of the Phase 3 RAPID trial in the second half of 2022, will serve in an advisory capacity.

“It is a pleasure to welcome David to the Milestone team,” said Joseph Oliveto, President and Chief Executive Officer of Milestone Pharmaceuticals. “His specialized training in cardiovascular rhythm disorders combined with his extensive drug development and medical experience will be invaluable as we continue to advance etripamil in patients with paroxysmal supraventricular tachycardia and atrial fibrillation with rapid ventricular rate. On behalf of the entire Milestone team, I would also like to thank Francis, who has played a foundational role in advancing the etripamil program to where it is today, for his steadfast dedication to the Company over the years and for his continued contribution as we work to gain market approval of etripamil to help patients in need.”

“As we approach topline data readout of the RAPID trial expected in the second half of 2022, I firmly believe that etripamil has the potential to change the treatment paradigm for patients with episodic cardiovascular conditions,” said Dr. Bharucha. “I look forward to working alongside the talented Milestone team to bring this promising therapy to as many appropriate patients as possible.”

Dr. Bharucha most recently served as Vice President, Research and Development, Clinical Development at Allergan, a division of AbbVie. Prior to that, Dr. Bharucha held positions of increasing responsibility in Research and Development at Allergan, Actavis, PLC, and Forest Laboratories, where he led multiple U.S. and global programs, including in therapeutic areas of cardiovascular, internal medicine, anti-infectives, women’s health and urology, encompassing both new drug application (NDA) and label-expansion approvals. He has served on faculty at Mt. Sinai School of Medicine (NY) and Jefferson Medical University (Philadelphia). Dr. Bharucha’s training included fellowships in cardiology and electrophysiology at the Massachusetts General Hospital, Harvard Medical School. Dr. Bharucha received his M.D. (Honors) and Ph.D. (Biochemistry and Molecular Biology) from The University of Chicago, and his B.A. in Biology from Haverford College.

About Milestone Pharmaceuticals

Milestone Pharmaceuticals Inc. (Nasdaq: MIST), is a biopharmaceutical company focused on the development and commercialization of innovative cardiovascular medicines. Milestone's lead product candidate etripamil is currently in a Phase 3 clinical-stage program for the treatment of paroxysmal supraventricular tachycardia (PSVT) and in a Phase 2 proof-of-concept trial for the treatment of patients with atrial fibrillation and rapid ventricular rate (AFib-RVR). Milestone Pharmaceuticals operates in Canada and the United States. For more information, visit www.milestonepharma.com and follow the Company on Twitter at @MilestonePharma.

Inducement Award

The Company also announced the grant of an inducement award to Dr. Bharucha. In connection with his appointment and in accordance with Nasdaq Listing Rule 5635(c)(4), the Compensation Committee of the Company’s Board of Directors approved an inducement stock option grant to Dr. Bharucha. The option provides for the purchase of up to 330,000 shares of the Company’s common stock, at an exercise price equal to the fair value of the Company’s common stock on the date of grant. The grant vests over four years, with 25% of the shares subject to the option vesting on the first anniversary of Dr. Bharucha’s employment start date, and the remainder vesting in a series of thirty-six successive equal monthly installments over the following three years, subject to Dr. Bharucha’s continued service to the Company through such applicable vesting dates. The option has a ten-year term and is subject to the terms and conditions of the stock option agreement pursuant to which the option is granted.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” "may," "will," "expect," “continue,” "estimate," “potential,” “progress,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Milestone's expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include statements regarding the potential of etripamil as a promising therapy for patients with episodic cardiovascular conditions, the design, progress, timing, scope and results of the Phase 3 RAPID trial, Milestone’s ongoing plans with regard to etripamil for patients with PSVT and atrial fibrillation with rapid ventricular rate and estimates about its addressable market and commercial potential. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risks inherent in biopharmaceutical product development and clinical trials, including the lengthy and uncertain regulatory approval process, uncertainties related to the timing of initiation, enrollment, completion and evaluation of clinical trials, and whether the clinical trials will validate the safety and efficacy of etripamil for PSVT or other indications, among others, as well as risks related to pandemics and public health emergencies, including those related to the ongoing COVID-19 pandemic, and risks related the sufficiency of Milestone’s capital resources and its ability to raise additional capital. These and other risks are set forth in Milestone's filings with the U.S. Securities and Exchange Commission, including in its annual report on Form 10-K for the year ended December 31, 2020, under the caption "Risk Factors." Except as required by law, Milestone assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contact:

David Pitts
Argot Partners
212-600-1902
david@argotpartners.com